Exhibit 99.1

JPMorgan Chase & Co. 270 Park Avenue, New York, NY 10017-2070 NYSE symbol: JPM
www.jpmorganchase.com

News release: IMMEDIATE RELEASE
JPMORGAN CHASE REPORTS FIRST-QUARTER 2010 NET INCOME OF
$3.3 BILLION, OR $0.74 PER SHARE, ON REVENUE1 OF $28.2 BILLION
•	Investment Bank generated strong net income and Fixed Income Markets revenue
•	Ranked #1 in Global Investment Banking Fees

•	Credit costs were a benefit of $462 million, driven by repayments and loan sales
•	Solid results from other businesses, including Asset Management, Commercial Banking and Retail Banking

•	Consumer credit trends for Chase portfolios showed improvement in delinquencies
•	Card Services credit costs included $1.0 billion reserve reduction

•	Home Lending credit costs included $1.2 billion reserve increase for Washington Mutual credit-impaired portfolios
•	Corporate results included $1.0 billion in trading and securities gains and $2.3 billion in additional litigation reserves, including those for mortgage-related matters

•	Balance sheet remained very strong: Tier 1 Capital of $131.4 billion, or 11.5%, and Tier 1 Common[1] of $104.0 billion, or 9.1% (estimated)

•	More than $145 billion in new credit provided during the quarter, with continued focus on preventing foreclosures:
•	4.0 million new card, home equity, mortgage and auto loans

•	Small-business credit originations of $2.1 billion across all businesses

•	64,000 permanent mortgage modifications approved during the quarter; more than 750,000 modifications offered and nearly 185,000 approved since beginning of 2009
New York, April 14, 2010 — JPMorgan Chase & Co. (NYSE: JPM) today reported first-quarter 2010 net income of $3.3 billion, compared with $2.1 billion in the first quarter of 2009. Earnings per share were $0.74, compared with $0.40 in the first quarter of 2009.
Jamie Dimon, Chairman and Chief Executive Officer, commented on the quarter: “The Firm’s net income of $3.3 billion reflected another strong quarter for the Investment Bank, particularly in Fixed Income Markets, and continued solid performance across Asset Management, Commercial Banking and Retail Banking. Unfortunately, these good results were partially offset by high losses in the consumer credit portfolios.”
Regarding the balance sheet, Dimon said: “Our first-quarter earnings generated additional capital, resulting in a very strong Tier 1 Capital ratio of 11.5% and a Tier 1 Common ratio of 9.1%. Total

Investor Contact: Lauren Tyler (212) 270-7325	Media Contact: Joe Evangelisti (212) 270-7438
1 Revenue on a managed basis, credit reserves, credit ratios and capital ratios reflect the impact of the January 1, 2010 adoption of the new accounting guidance that amended the accounting for transfers of financial assets and consolidation of VIEs. For notes on managed basis and other non-GAAP measures, see page 13.

J.P. Morgan Chase & Co.
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firmwide credit reserves were more than $39 billion, or 5.6% of total loans1. We continued to see delinquencies stabilize, and in some cases improve, in our credit portfolios. Ultimately, the health of these portfolios will track the health of the economy.”
Dimon further remarked: “We have continued to contribute to the economic recovery of small businesses and communities. Building on the efforts of the Obama Administration, we expanded our own efforts to support small businesses, launching an initiative to increase small-business lending to $10 billion by the end of 2010. During the quarter, we extended more than $2.1 billion in new small-business credit, with Business Banking originations nearly doubling from last year. As a company, we also aim to employ more people and create new jobs across the country and around the world, with plans to add nearly 9,000 new employees in the U.S. alone.
“Our efforts to prevent foreclosures have produced significant results. Since the beginning of 2009, we have offered approximately 750,000 trial modifications to struggling homeowners, of which nearly 25% were approved for permanent modification. We approved 64,000 modifications during this quarter alone, a 146% increase from last quarter. In addition, we recently announced our participation in the U.S. Government’s second-lien mortgage program known as 2MP. While these modification programs are complex to implement and take time to build momentum, we are beginning to see success and believe they could ultimately prevent millions of foreclosures.”
Looking ahead to the remainder of 2010, Dimon concluded: “While the economy still faces challenges, there have been clear and broad-based improvements in underlying trends. We believe these improvements will continue and are hopeful they will gather momentum, resulting in a strong recovery. Regardless of the economic trends, our company continues to invest for the future, building a better franchise for our clients and customers.”
In the discussion below of the business segments and of JPMorgan Chase as a Firm, information is presented on a managed basis. Managed basis starts with the reported U.S. GAAP results and includes the following adjustments: (a) for each line of business and the Firm as a whole, net revenue is shown on a tax-equivalent basis; and (b) for Card Services and the Firm as a whole, certain reclassification adjustments for periods prior to January 1, 2010 that assumed credit card loans securitized by Card Services remained on the Consolidated Balance Sheet. Effective January 1, 2010, the Firm adopted new accounting guidance that required the Firm to consolidate its firm-sponsored credit card securitization trusts. As a result, reported and managed basis are equivalent for periods beginning after January 1, 2010. For more information about managed basis, as well as other non-GAAP financial measures used by management to evaluate the performance of each line of business, see page 13.
The following discussion compares the first quarters of 2010 and 2009 unless otherwise noted.

J.P. Morgan Chase & Co.
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INVESTMENT BANK (IB)

Results for IB				4Q09		1Q09
($ millions)	1Q10	4Q09	1Q09	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net Revenue	$8,319	$4,929	$8,371	$3,390	69%	($52)	(1)%
Provision for Credit Losses	(462)	(181)	1,210	(281)	(155)	(1,672)	NM
Noninterest Expense	4,838	2,286	4,774	2,552	112	64	1
Net Income	$2,471	$1,901	$1,606	$570	30%	$865	54%
Discussion of Results:
Net income was $2.5 billion, an increase of $865 million from the prior year. These results reflected strong net revenue, particularly in Fixed Income Markets, and a benefit from the provision for credit losses.
Net revenue was $8.3 billion, compared with $8.4 billion in the prior year. Investment banking fees increased by 5% to $1.4 billion, consisting of debt underwriting fees of $728 million (up 23%), equity underwriting fees of $413 million (up 34%), and advisory fees of $305 million (down 36%). Fixed Income Markets revenue was $5.5 billion, compared with $4.9 billion in the prior year, reflecting strong results across most products. Equity Markets revenue was $1.5 billion, compared with $1.8 billion in the prior year, reflecting solid client revenue and strong trading results. Credit Portfolio revenue was a loss of $53 million.
The provision for credit losses was a benefit of $462 million, compared with an expense of $1.2 billion in the prior year. The current-quarter provision reflected lower loan balances, driven by repayments and loan sales. The allowance for loan losses to end-of-period loans retained was 4.9%, compared with 7.0% in the prior year. The decline in the allowance ratio was due largely to the consolidation of asset-backed commercial paper conduits in accordance with new accounting guidance, effective January 1, 2010. Net charge-offs were $697 million, compared with $36 million in the prior year. Nonperforming loans were $2.7 billion, up by $946 million from the prior year and down by $763 million from the prior quarter.
Noninterest expense was $4.8 billion, flat to the prior year, as lower performance-based compensation expense was largely offset by increased litigation reserves, including those for mortgage-related matters.
Key Metrics and Business Updates:
(All comparisons refer to the prior-year quarter except as noted)
•	Ranked #1 in Global Investment Banking Fees for the three months ended March 31, 2010, according to Dealogic.

•	Ranked #1 in Global Debt, Equity and Equity-related; #1 in Global Equity and Equity-related; #3 in Global Long-Term Debt; #1 in Global Syndicated Loans; and #5 in Global Announced M&A, based on volume, for the three months ended March 31, 2010, according to Dealogic.

•	Return on equity was 25% on $40.0 billion of average allocated capital.

•	End-of-period loans retained were $53.0 billion, down 20% from the prior year and up 16% from the prior quarter, driven by the consolidation of asset-backed commercial paper conduits. End-of-period fair-value and held-for-sale loans were $3.6 billion, down 67% from the prior year and flat to the prior quarter, driven largely by reductions in leveraged loan exposure.

J.P. Morgan Chase & Co.
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RETAIL FINANCIAL SERVICES (RFS)

Results for RFS				4Q09		1Q09
($ millions)	1Q10	4Q09	1Q09	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net Revenue	$7,776	$7,669	$8,835	$107	1%	($1,059)	(12)%
Provision for Credit Losses	3,733	4,229	3,877	(496)	(12)	(144)	(4)
Noninterest Expense	4,242	4,302	4,171	(60)	(1)	71	2%
Net Income/(Loss)	($131)	($399)	$474	$268	67%	($605)	NM
Commencing this quarter, RFS is presented as Retail Banking, Mortgage Banking & Other Consumer Lending, and Real Estate Portfolios. This change is solely intended to provide further clarity around the Real Estate Portfolios. For further information, see the JPMorgan Chase Earnings Release Financial Supplement filed by the Firm on April 14, 2010, and the Form 8-K on April 9, 2010.
Discussion of Results:
Retail Financial Services reported a net loss of $131 million, compared with net income of $474 million in the prior year.
Net revenue was $7.8 billion, a decrease of $1.1 billion, or 12%, from the prior year. Net interest income was $5.0 billion, down by $214 million, or 4%, reflecting the impact of lower loan and deposit balances, partially offset by a shift to wider-spread deposit products. Noninterest revenue was $2.8 billion, down by $845 million, or 23%, driven by lower mortgage fees and related income.
The provision for credit losses was $3.7 billion, a decrease of $144 million from the prior year and $496 million from the prior quarter. Economic pressure on consumers continued to drive losses for the mortgage and home equity portfolios. The provision included an addition of $1.2 billion to the allowance for loan losses for further estimated deterioration in the Washington Mutual purchased credit-impaired portfolios. The prior-year and prior-quarter provisions included additions to the allowance for loan losses of $1.7 billion and $1.5 billion, respectively. Home equity net charge-offs were $1.1 billion (4.59% net charge-off rate1), compared with $1.1 billion (3.93% net charge-off rate1) in the prior year. Subprime mortgage net charge-offs were $457 million (13.43% net charge-off rate1), compared with $364 million (9.91% net charge-off rate1) in the prior year. Prime mortgage net charge-offs were $459 million (3.10% net charge-off rate1), compared with $312 million (1.95% net charge-off rate1) in the prior year.
Noninterest expense was $4.2 billion, an increase of $71 million, or 2%, from the prior year.
Retail Banking reported net income of $898 million, an increase of $35 million, or 4%, compared with the prior year.
Net revenue was $4.3 billion, flat compared with the prior year. Net interest income benefited from a shift to wider-spread deposit products, largely offset by a decline in time deposit balances. The decrease in noninterest revenue was driven by declining deposit-related fees, predominantly offset by an increase in debit card income.

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The provision for credit losses was $191 million, compared with $325 million in the prior year. The prior-year provision reflected a $150 million increase in the allowance for loan losses for Business Banking.
Noninterest expense was $2.6 billion, flat compared with the prior year, as efficiencies from the Washington Mutual integration offset increases in sales force and new branch builds.
Key Metrics and Business Updates:
(All comparisons refer to the prior-year quarter except as noted)
•	Checking accounts totaled 25.8 million, up 3% from the prior year and flat compared with the prior quarter.

•	Average total deposits were $333.9 billion, down 3% from the prior year, due to the maturity of time deposits acquired in the Washington Mutual transaction, and up 1% from the prior quarter.

•	Deposit margin was 3.02%, compared with 2.85% in the prior year and 3.06% in the prior quarter.

•	Average Business Banking and other loans were $16.9 billion, down 8% from the prior year and 2% from the prior quarter; originations were $905 million, up 96% from the prior year and 35% from the prior quarter.

•	Branch sales of credit cards decreased 16% from the prior year, but increased 8% from the prior quarter.

•	Branch sales of investment products increased 35% from the prior year partially driven by significantly increased sales in the Washington Mutual footprint, and increased 2% from the prior quarter.

•	Overhead ratio (excluding amortization of core deposit intangibles) was 58%, compared with 58% in the prior year and 55% in the prior quarter.

•	Number of branches was 5,155, down 1% from the prior year and flat compared with the prior quarter.
Mortgage Banking & Other Consumer Lending reported net income of $257 million, compared with $730 million in the prior year. The decrease was driven by lower noninterest revenue and higher noninterest expense, partially offset by the lower provision for credit losses.
Net revenue was $1.9 billion, down by $818 million, or 30%, from the prior year. The decline was driven by lower mortgage fees and related income, partially offset by an increase in net interest income, reflecting the impact of higher auto loan balances and wider auto loan spreads. Mortgage fees and related income decreased due to lower MSR risk management results and lower mortgage production revenue, partially offset by higher mortgage operating income. MSR risk management results were $152 million, compared with $1.0 billion in the prior year. Mortgage production revenue was $1 million, compared with $481 million in the prior year, as a result of an increase in losses from the repurchase of previously-sold loans, a decline in new originations and narrower spreads. Mortgage operating revenue, which represents loan servicing revenue net of other changes in fair value of the MSR asset, was $502 million, up by $353 million. The increase was driven by other changes in the fair value of the MSR asset, partially offset by lower servicing revenue as a result of lower third-party loans serviced.
The provision for credit losses, predominantly related to the auto and student loan portfolios, was $217 million, compared with $405 million in the prior year. The prior-year provision reflected a $150 million increase in the allowance for loan losses for student loans.

J.P. Morgan Chase & Co.
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Noninterest expense was $1.2 billion, up by $109 million, or 10%, from the prior year, driven by default-related expense, partially offset by a decrease in mortgage insurance expense.
Key Metrics and Business Updates:
     (All comparisons refer to the prior-year quarter except as noted)
•	Mortgage loan originations were $31.7 billion, down 16% from the prior year and 9% from the prior quarter.

•	Total third-party mortgage loans serviced were $1.1 trillion, a decrease of $73.8 billion, or 1%, from the prior quarter.

•	Average auto loans were $46.9 billion, up 10%; originations were $6.3 billion, up 13% from the prior year and 7% from the prior quarter.
Real Estate Portfolios reported a net loss of $1.3 billion, compared with a net loss of $1.1 billion in the prior year. The deterioration was driven by lower net revenue and the higher provision for credit losses, partially offset by lower noninterest expense.
Net revenue was $1.5 billion, down by $246 million, or 14%, from the prior year. The decrease was predominantly driven by a decline in net interest income as a result of lower loan balances, reflecting portfolio run-off, as well as narrower loan spreads.
The provision for credit losses was $3.3 billion, compared with $3.1 billion in the prior year. The current-quarter provision reflected an addition of $1.2 billion to the allowance for loan losses for further estimated deterioration in the Washington Mutual prime and option ARM purchased credit-impaired portfolios. The prior-year provision was driven by an addition of $1.4 billion to the allowance for loan losses. (For further detail, see RFS discussion of the provision for credit losses.)
Noninterest expense was $419 million, down by $35 million, or 8%, from the prior year, reflecting lower foreclosed asset expense.
Key Metrics and Business Updates:
(All comparisons refer to the prior-year quarter except as noted)
•	Average mortgage loans were $124.4 billion, down by $17.0 billion. The total included $3.6 billion reflecting the consolidation of loans in accordance with new accounting guidance, effective January 1, 2010.

•	Average home equity loans were $125.7 billion, down by $16.1 billion. Home equity originations were $302 million, down 67% from the prior year and 25% from the prior quarter.

J.P. Morgan Chase & Co.
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CARD SERVICES (CS)(*)

Results for CS				4Q09		1Q09
($ millions)	1Q10	4Q09	1Q09	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net Revenue	$4,447	$5,148	$5,129	($701)	(14)%	($682)	(13)%
Provision for Credit Losses	3,512	4,239	4,653	(727)	(17)	(1,141)	(25)
Noninterest Expense	1,402	1,396	1,346	6	—	56	4
Net Loss	($303)	($306)	($547)	$3	1%	$244	45%
(*) Presented on a managed basis. Effective January 1, 2010, the Firm adopted new accounting guidance that required the Firm to consolidate its firm-sponsored credit card securitization trusts. As a result, reported and managed basis are equivalent for periods beginning after January 1, 2010. See notes on page 13 for further explanation of managed basis.
Discussion of Results:
Card Services reported a net loss of $303 million, compared with a net loss of $547 million in the prior year. The improved results were driven by the lower provision for credit losses, partially offset by lower net revenue.
End-of-period managed loans were $149.3 billion, a decrease of $26.9 billion, or 15%, from the prior year and $14.2 billion, or 9%, from the prior quarter. Average managed loans were $155.8 billion, a decrease of $27.6 billion, or 15%, from the prior year and $7.4 billion, or 5%, from the prior quarter.
Managed net revenue was $4.4 billion, a decrease of $682 million, or 13%, from the prior year. Net interest income was $3.7 billion, down by $793 million, or 18%. The decrease was driven by lower average managed loan balances (including run-off from the Washington Mutual portfolio), the impact of legislative changes, and a decreased level of fees, partially offset by wider loan spreads. Noninterest revenue was $758 million, an increase of $111 million, or 17%. The increase was driven by a prior-year write-down of securitization interests, partially offset by run-off from the Washington Mutual portfolio.
The managed provision for credit losses was $3.5 billion, compared with $4.7 billion in the prior year and $4.2 billion in the prior quarter. The current-quarter provision included a reduction of $1.0 billion to the allowance for loan losses, reflecting lower estimated losses, partially offset by continued high levels of charge-offs. The prior-year provision included an addition of $1.2 billion to the allowance for loan losses. The managed net charge-off rate for the quarter was 11.75%, up from 7.72% in the prior year and 9.33% in the prior quarter. The current-quarter net charge-off rate was negatively affected by approximately 60 basis points from a payment-holiday program offered in the second quarter of 2009. The 30-day managed delinquency rate was 5.62%, down from 6.16% in the prior year and 6.28% in the prior quarter. Excluding the impact of the Washington Mutual transaction, the managed net charge-off rate for the first quarter was 10.54%, and the 30-day delinquency rate was 4.99%.
Noninterest expense was $1.4 billion, an increase of $56 million, or 4%, due to higher marketing expense.
Key Metrics and Business Updates:
(All comparisons refer to the prior-year quarter except as noted)
•	Return on equity was negative 8% on $15 billion of average allocated capital.

•	Pretax income to average managed loans (ROO) was negative 1.22%, compared with negative 1.92% in the prior year and negative 1.18% in the prior quarter.

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•	Net interest income as a percentage of average managed loans was 9.60%, down from 9.91% in the prior year and 10.36% in the prior quarter. Excluding the impact of the Washington Mutual transaction, the ratio was 8.86%.

•	New accounts of 2.5 million were opened.

•	Sales volume was $69.4 billion, an increase of $2.8 billion, or 4%. Excluding the impact of the Washington Mutual transaction, sales volume was $66.9 billion, an increase of $4.4 billion, or 7%.

•	Merchant processing volume was $108.0 billion on 4.7 billion total transactions processed.
COMMERCIAL BANKING (CB)

Results for CB				4Q09		1Q09
($ millions)	1Q10	4Q09	1Q09	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net Revenue	$1,416	$1,406	$1,402	$10	1%	$14	1%
Provision for Credit Losses	214	494	293	(280)	(57)	(79)	(27)
Noninterest Expense	539	543	553	(4)	(1)	(14)	(3)
Net Income	$390	$224	$338	$166	74%	$52	15%
Discussion of Results:
Net income was $390 million, an increase of $52 million, or 15%, from the prior year. The increase was driven by a decrease in the provision for credit losses, lower noninterest expense and higher net revenue.
Net revenue was $1.4 billion, up by $14 million, or 1%, compared with the prior year. Net interest income was $916 million, down by $64 million, or 7%, driven by spread compression on liability products and lower loan balances, largely offset by overall growth in liability balances and wider loan spreads. Noninterest revenue was $500 million, an increase of $78 million, or 18%, reflecting higher lending-related and investment banking fees.
Revenue from Middle Market Banking was $746 million, a decrease of $6 million, or 1%, from the prior year. Revenue from Commercial Term Lending was $229 million, an increase of $1 million. Revenue from Mid-Corporate Banking was $263 million, an increase of $21 million, or 9%. Revenue from Real Estate Banking was $100 million, a decrease of $20 million, or 17%.
The provision for credit losses was $214 million, compared with $293 million in the prior year. Net charge-offs were $229 million (0.96% net charge-off rate), compared with $134 million (0.48% net charge-off rate) in the prior year and $483 million (1.92% net charge-off rate) in the prior quarter. The increase from the prior year was driven by continued weakness in commercial real estate. The allowance for loan losses to end-of-period loans retained was 3.15%, up from 2.65% in the prior year and 3.12% in the prior quarter. Nonperforming loans were $3.0 billion, up by $1.5 billion from the prior year and $195 million from the prior quarter, reflecting increases in each client segment.
Noninterest expense was $539 million, a decrease of $14 million, or 3%, compared with the prior year, reflecting lower headcount-related1 expense, lower volume-related expense and lower FDIC insurance premiums, largely offset by higher performance-based compensation.

J.P. Morgan Chase & Co.
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Key Metrics and Business Updates:
(All comparisons refer to the prior-year quarter except as noted)
•	Overhead ratio was 38%, down from 39%.

•	Gross investment banking revenue (which is shared with the Investment Bank) was $311 million, up by $105 million, or 51%.

•	Average loan balances were $96.6 billion, down by $17.3 billion, or 15%, from the prior year, and $3.6 billion, or 4%, from the prior quarter.

•	End-of-period loan balances were $95.7 billion, down by $15.5 billion, or 14%, from the prior year, and $1.7 billion, or 2%, from the prior quarter.

•	Record average liability balances were $133.1 billion, up by $18.2 billion, or 16%, from the prior year and $10.7 billion, or 9%, from the prior quarter.
TREASURY & SECURITIES SERVICES (TSS)

Results for TSS				4Q09		1Q09
($ millions)	1Q10	4Q09	1Q09	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net Revenue	$1,756	$1,835	$1,821	($79)	(4)%	($65)	(4)%
Provision for Credit Losses	(39)	53	(6)	(92)	NM	(33)	NM
Noninterest Expense	1,325	1,391	1,319	(66)	(5)	6	—
Net Income	$279	$237	$308	$42	18%	($29)	(9)%
Discussion of Results:
Net income was $279 million, a decrease of $29 million, or 9%, from the prior year. The results reflected lower net revenue and a benefit from the provision for credit losses.
Net revenue was $1.8 billion, a decrease of $65 million, or 4% from the prior year. Worldwide Securities Services net revenue was $874 million, a decrease of $16 million, or 2%. The decrease reflected lower spreads in securities lending, lower liability balances, and the impact of lower volatility on foreign exchange, partially offset by the effects of higher market levels and net inflows on assets under custody. Treasury Services net revenue was $882 million, a decrease of $49 million, or 5%. The decrease reflected lower deposit spreads, partially offset by higher trade loan and card product volumes.
TSS generated firmwide net revenue1 of $2.5 billion, including $1.6 billion by Treasury Services; of that amount, $882 million was recorded in Treasury Services, $638 million was recorded in Commercial Banking and $56 million was recorded in other lines of business. The remaining $874 million of net revenue was recorded in Worldwide Securities Services.
The provision for credit losses was a benefit of $39 million, up $33 million from the prior year.
Noninterest expense was $1.3 billion, flat compared with the prior year.
Key Metrics and Business Updates:
(All comparisons refer to the prior-year quarter except as noted)
•	Pretax margin[1] was 25%, down from 26% in the prior year and up from 20% in the prior quarter.

•	Return on equity was 17% on $6.5 billion of average allocated capital.

•	Average liability balances were $247.9 billion, down 10%.

•	Assets under custody were $15.3 trillion, up 13%.

•	International electronic funds transfer volumes were 55.8 million, up 26%.

J.P. Morgan Chase & Co.
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ASSET MANAGEMENT (AM)

Results for AM				4Q09		1Q09
($ millions)	1Q10	4Q09	1Q09	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net Revenue	$2,131	$2,195	$1,703	($64)	(3)%	$428	25%
Provision for Credit Losses	35	58	33	(23)	(40)	2	6
Noninterest Expense	1,442	1,470	1,298	(28)	(2)	144	11
Net Income	$392	$424	$224	($32)	(8)%	$168	75%
Discussion of Results:
Net income was $392 million, an increase of $168 million, or 75%, from the prior year. These results reflected higher net revenue offset partially by higher noninterest expense.
Net revenue was $2.1 billion, an increase of $428 million, or 25%, from the prior year. Noninterest revenue was $1.8 billion, up by $474 million, or 36%, due to the effect of higher market levels, higher placement fees, net inflows to products with higher margins, and higher performance fees. Net interest income was $357 million, down by $46 million, or 11%, primarily due to narrower deposit spreads.
Revenue from the Private Bank was $698 million, up 20% from the prior year. Revenue from Institutional was $566 million, up 23%. Revenue from Retail was $415 million, up 64%. Revenue from Private Wealth Management was $343 million, up 10%. Revenue from JPMorgan Securities was $109 million, up 15%.
Assets under supervision were $1.7 trillion, an increase of $243 billion, or 17%, from the prior year. Assets under management were $1.2 trillion, an increase of $104 billion, or 9%. The increases were due to the effect of higher market levels and inflows in fixed income and equity products offset largely by outflows in liquidity products. Custody, brokerage, administration and deposit balances were $488 billion, up by $139 billion, or 40%, due to the effect of higher market levels on custody and brokerage balances, and custody inflows in the Private Bank.
The provision for credit losses was $35 million, an increase of $2 million from the prior year.
Noninterest expense was $1.4 billion, an increase of $144 million, or 11%, from the prior year, reflecting higher performance-based compensation and higher headcount-related1 expense.
Key Metrics and Business Updates:
(All comparisons refer to the prior-year quarter except as noted)
•	Pretax margin[1] was 31%, up from 22%.

•	Assets under management reflected net outflows of $40 billion for the quarter and $27 billion for the 12 months ended March 31, 2010.

•	Assets under management ranked in the top two quartiles for investment performance were 77% over 5-years, 67% over 3-years and 55% over 1-year.

•	Customer assets in 4 and 5 Star—rated funds were 43%.

•	Average loans were $36.6 billion, up by $2.0 billion, or 6%.

•	End-of-period loans were $37.1 billion, up 9% from the prior year and down 2% from the prior quarter.

•	Average deposits were $80.7 billion down 1% from the prior year and up 4% from the prior quarter.

J.P. Morgan Chase & Co.
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CORPORATE/PRIVATE EQUITY(*)

Results for Corporate/Private				4Q09		1Q09
Equity ($ millions)	1Q10	4Q09	1Q09	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net Revenue	$2,357	$2,084	($309)	$273	13%	$2,666	NM
Provision for Credit Losses	17	9	—	8	89	17	NM
Noninterest Expense	2,336	616	(88)	1,720	279	2,424	NM
Net Income/(Loss)	$228	$1,197	($262)	($969)	(81)%	$490	NM
(*) This segment includes the results of the Private Equity and Corporate business segments, as well as merger-related items.
Discussion of Results:
Net income was $228 million, compared with a net loss of $262 million in the prior year.
Private Equity reported net income of $55 million, compared with a net loss of $280 million in the prior year. Net revenue was $115 million, an increase of $564 million, reflecting Private Equity gains of $136 million, compared with losses of $462 million. Noninterest expense was $30 million, an increase of $41 million.
Corporate net income was $173 million, compared with $18 million in the prior year. Net revenue was $2.2 billion, reflecting continued elevated levels of net interest income and trading and securities gains from the investment portfolio. Noninterest expense reflected an increase of $2.3 billion for litigation reserves, including those for mortgage-related matters.
JPMORGAN CHASE (JPM)(*)

Results for JPM				4Q09		1Q09
($ millions)	1Q10	4Q09	1Q09	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net Revenue	$28,172	$25,236	$26,922	$2,936	12%	$1,250	5%
Provision for Credit Losses	7,010	8,901	10,060	(1,891)	(21)	(3,050)	(30)
Noninterest Expense	16,124	12,004	13,373	4,120	34	2,751	21
Net Income	$3,326	$3,278	$2,141	$48	1%	$1,185	55%
(*) Presented on a managed basis. Effective January 1, 2010, the Firm adopted new accounting guidance that required the firm to consolidate its firm-sponsored credit card securitization trusts. As a result, reported and managed basis are equivalent for periods beginning after January 1, 2010. See notes on page 13 for further explanation of managed basis. Net revenue on a U.S. GAAP basis was $27,671 million, $23,164 million and $25,025 million for the first quarter of 2010, fourth quarter of 2009 and first quarter of 2009, respectively.
Discussion of Results:
Net income was $3.3 billion, up by $1.2 billion, or 55%, from the prior year. The increase in earnings was driven by the lower provision for credit losses and higher net revenue, partially offset by higher noninterest expense.
Managed net revenue was $28.2 billion, an increase of $1.3 billion, or 5%, from the prior year. Noninterest revenue was $14.4 billion, up by $2.9 billion. The increase was driven by higher principal transactions revenue, including higher trading revenue and higher private equity gains (compared with losses in the prior year), partially offset by lower MSR risk management results. Net interest income was $13.8 billion, down by $1.7 billion, or 11%, largely driven by lower loan balances. Partially offsetting these declines were wider loan spreads and higher investment portfolio net interest income.
The provision for credit losses was $7.0 billion, down by $3.1 billion, or 30%, from the prior-year managed provision. The resulting firmwide allowance for loan losses to end-of-period loans offset by a

J.P. Morgan Chase & Co.
News Release
retained1 was 5.64%, compared with 4.53% in the prior year. The total consumer-managed provision for credit losses was $7.2 billion, compared with $8.5 billion, reflecting a lower addition to the allowance for credit losses, partially offset by a higher provision related to net charge-offs across most consumer portfolios. Consumer-managed net charge-offs were $7.0 billion, compared with $5.7 billion, resulting in managed net charge-off rates1 of 6.61% and 4.90%, respectively. The wholesale provision for credit losses was a benefit of $236 million, compared with an expense of $1.5 billion, reflecting a reduction in the allowance for loan losses due to repayments and loan sales, partially offset by a higher provision related to net charge-offs. Wholesale net charge-offs were $959 million, compared with $191 million, resulting in net charge-off rates of 1.84% and 0.32%, respectively, mainly related to continued weakness in commercial real estate. The Firm’s nonperforming assets totaled $19.0 billion at March 31, 2010, up from the prior-year level of $14.7 billion and down from the prior quarter by $722 million.
Noninterest expense was $16.1 billion, up by $2.8 billion, or 21%, reflecting increased litigation reserves, including those for mortgage-related matters.
Key Metrics and Business Updates:
(All comparisons refer to the prior-year quarter except as noted)
•	Tier 1 Capital ratios were 11.5% at March 31, 2010 (estimated), 11.1% at December 31, 2009, and 11.4% at March 31, 2009.

•	Tier 1 Common ratios were 9.1% at March 31, 2010 (estimated), 8.8% at December 31, 2009, and 7.3% at March 31, 2009.

•	Headcount was 226,623, an increase of 7,054, or 3%.

J.P. Morgan Chase & Co.
News Release
1.	Notes on non-GAAP financial measures:
a. In addition to analyzing the Firm’s results on a reported basis, management analyzes the Firm’s results and the results of the lines of business on a managed basis, which is a non-GAAP financial measure. For 2010 and 2009, the Firm’s definition of managed basis starts with the reported U.S. GAAP results and includes certain reclassifications to present total net revenue and net interest income for the Firm (and each of the business segments) on a tax-equivalent basis. Accordingly, revenue from tax-exempt securities and investments that receive tax credits is presented in the managed results on a basis comparable to taxable securities and investments. This non-GAAP financial measure allows management to assess the comparability of revenue arising from both taxable and tax-exempt sources. The corresponding income tax impact related to these items is recorded within income tax expense. These adjustments have no impact on net income as reported by the Firm as a whole or by the lines of business.

Effective January 1, 2010, the Firm adopted the new accounting guidance for consolidating VIEs and consolidated the assets and liabilities of its firm-sponsored credit card securitization trusts. The income, expense and credit costs associated with these securitization activities are now recorded in the 2010 Consolidated Statements of Income in the same classifications as for credit card loans that were not securitized. As a result of the consolidation of the securitization trusts, reported and managed basis are equivalent for periods beginning after January 1, 2010. Prior to January 1, 2010 the Firm’s managed basis presentation also included certain reclassification adjustments that assumed credit card loans securitized by Card Services remained on the Consolidated Balance Sheet. JPMorgan Chase used this concept of managed basis prior to January 1, 2010 to evaluate the credit performance and overall financial performance of the entire managed credit card portfolio as operations were funded and decisions were made about allocating resources, such as employees and capital, based on such managed financial information. In addition, the same underwriting standards and ongoing risk monitoring are used for both loans on the Consolidated Balance Sheet and securitized loans. Although securitizations result in the sale of credit card receivables to a trust, JPMorgan Chase retained the ongoing customer relationships, as the customers may continue to use their credit cards; accordingly, the customer’s credit performance affects both the securitized loans and the loans retained on the Consolidated Balance Sheet. JPMorgan Chase believed that this managed basis information was useful to investors, as it enabled them to understand both the credit risks associated with the loans reported on the Consolidated Balance Sheet and the Firm’s retained interests in securitized loans.

b. The allowance for loan losses to end-of-period loans excludes purchased credit-impaired loans and loans from the Washington Mutual Master Trust, which were consolidated on the Firm’s balance sheet at fair value during the second quarter of 2009. Additionally, Real Estate Portfolios net charge-off rates exclude the impact of purchased credit-impaired loans. The allowance for loan losses applicable to these loans was $2.8 billion at March 31, 2010.

c. Tier 1 Common Capital (“Tier 1 Common”) is defined as Tier 1 Capital less elements of capital not in the form of common equity — such as qualifying perpetual preferred stock, qualifying noncontrolling interest in subsidiaries and qualifying trust preferred capital debt securities. Tier 1 Common, a non-GAAP financial measure, is used by banking regulators, investors and analysts to assess and compare the quality and composition of the Firm’s capital with the capital of other financial services companies. The Firm uses Tier 1 Common along with the other capital measures to assess and monitor its capital position.

d. Headcount-related expense includes salary and benefits (excluding performance-based incentives), and other noncompensation costs related to employees.

e. TSS firmwide revenue includes certain TSS product revenue and liability balances reported in other lines of business, mainly CB, RFS and AM, related to customers who are also customers of those lines of business.

f. Pretax margin represents income before income tax expense divided by total net revenue, which is, in management’s view, a comprehensive measure of pretax performance derived by measuring earnings after all costs are taken into consideration. It is, therefore, another basis that management uses to evaluate the performance of TSS and AM against the performance of their respective competitors.

J.P. Morgan Chase & Co.
News Release
JPMorgan Chase & Co. (NYSE: JPM) is a leading global financial services firm with assets of $2.1 trillion and operations in more than 60 countries. The Firm is a leader in investment banking, financial services for consumers, small-business and commercial banking, financial transaction processing, asset management and private equity. A component of the Dow Jones Industrial Average, JPMorgan Chase & Co. serves millions of consumers in the United States and many of the world’s most prominent corporate, institutional and government clients under its J.P. Morgan and Chase brands. Information about JPMorgan Chase & Co. is available at www.jpmorganchase.com.
JPMorgan Chase & Co. will host a conference call today at 9:00 a.m. (Eastern Time) to review first-quarter financial results. The general public can access the call by dialing (866) 541-2724, or (877) 368-8360 in the U.S. and Canada, and (706) 634-7246 for international participants. The live audio webcast and presentation slides will be available at the Firm’s website, www.jpmorganchase.com, under Investor Relations, Investor Presentations.
A replay of the conference call will be available beginning at approximately noon on Wednesday, April 14, through midnight, Friday, April 30, by telephone at (800) 642-1687 (U.S. and Canada) or (706) 645-9291 (international); use Conference ID #62485460. The replay will also be available via webcast on www.jpmorganchase.comunder Investor Relations, Investor Presentations. Additional detailed financial, statistical and business-related information is included in a financial supplement. The earnings release and the financial supplement are available at www.jpmorganchase.com.
This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of JPMorgan Chase & Co.’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. Factors that could cause JPMorgan Chase & Co.’s actual results to differ materially from those described in the forward-looking statements can be found in JPMorgan Chase & Co.’s Annual Report on Form 10-K for the year ended December 31, 2009, which has been filed with the U.S. Securities and Exchange Commission and is available on JPMorgan Chase & Co.’s website (www.jpmorganchase.com) and on the Securities and Exchange Commission’s website (www.sec.gov). JPMorgan Chase & Co. does not undertake to update the forward-looking statements to reflect the impact of circumstances or events that may arise after the date of the forward-looking statements.

JPMORGAN CHASE & CO. CONSOLIDATED FINANCIAL HIGHLIGHTS (in millions, except per share, ratio and headcount data)

	QUARTERLY TRENDS
					1Q10 Change
SELECTED INCOME STATEMENT DATA:	1Q10		4Q09	1Q09	4Q09	1Q09
Reported Basis
Total net revenue	$27,671		$23,164	$25,025	19%	11%
Total noninterest expense	16,124		12,004	13,373	34	21
Preprovision profit (a)	11,547		11,160	11,652	3	(1)
Provision for credit losses	7,010		7,284	8,596	(4)	(18)
Income/(loss) before extraordinary gain	3,326		3,278	2,141	1	55
Extraordinary gain	—		—	—	—	—
NET INCOME	3,326		3,278	2,141	1	55
Managed Basis (b)
Total net revenue	$28,172		$25,236	$26,922	12	5
Total noninterest expense	16,124		12,004	13,373	34	21
Preprovision profit (a)	12,048		13,232	13,549	(9)	(11)
Provision for credit losses	7,010		8,901	10,060	(21)	(30)
Income/(loss) before extraordinary gain	3,326		3,278	2,141	1	55
Extraordinary gain	—		—	—	—	—
NET INCOME	3,326		3,278	2,141	1	55

PER COMMON SHARE:
Basic Earnings
Income/(loss) before extraordinary gain	0.75		0.75	0.40	—	88
Net income	0.75		0.75	0.40	—	88
Diluted Earnings
Income/(loss) before extraordinary gain	0.74		0.74	0.40	—	85
Net income	0.74		0.74	0.40	—	85
Cash dividends declared	0.05		0.05	0.05	—	—
Book value	39.38		39.88	36.78	(1)	7
Closing share price	44.75		41.67	26.58	7	68
Market capitalization	177,897		164,261	99,881	8	78
COMMON SHARES OUTSTANDING:
Weighted-average diluted shares outstanding	3,994.7		3,974.1	3,758.7	1	6
Common shares outstanding at period-end	3,975.4		3,942.0	3,757.7	1	6

FINANCIAL RATIOS: (c)
Income/(loss) before extraordinary gain:
Return on common equity (“ROE”)	8%		8%	5%
Return on tangible common equity (“ROTCE”) (d)	12		12	8
Return on assets (“ROA”)	0.66		0.65	0.42
Net income:
ROE	8		8	5
ROTCE (d)	12		12	8
ROA	0.66		0.65	0.42
CAPITAL RATIOS:
Tier 1 capital ratio	11.5	(f)	11.1	11.4
Total capital ratio	15.1	(f)	14.8	15.2
Tier 1 common capital ratio (e)	9.1	(f)	8.8	7.3

SELECTED BALANCE SHEET DATA (Period-end)
Total assets	$2,135,796	(g)	$2,031,989	$2,079,188	5	3
Wholesale loans	214,290	(g)	204,175	242,284	5	(12)
Consumer loans	499,509	(g)	429,283	465,959	16	7
Deposits	925,303		938,367	906,969	(1)	2
Common stockholders’ equity	156,569	(g)	157,213	138,201	—	13
Total stockholders’ equity	164,721	(g)	165,365	170,194	—	(3)

Headcount	226,623		222,316	219,569	2	3

LINE OF BUSINESS NET INCOME/(LOSS)
Investment Bank	$2,471		$1,901	$1,606	30	54
Retail Financial Services	(131)		(399)	474	67	NM
Card Services	(303)		(306)	(547)	1	45
Commercial Banking	390		224	338	74	15
Treasury & Securities Services	279		237	308	18	(9)
Asset Management	392		424	224	(8)	75
Corporate/Private Equity	228		1,197	(262)	(81)	NM

Net income	$3,326		$3,278	$2,141	1	55

(a)	Preprovision profit is total net revenue less noninterest expense. The Firm believes that this financial measure is useful in assessing the ability of a lending institution to generate income in excess of its provision for credit losses.

(b)	For further discussion of managed basis, see Note a. on page 13.

(c)	Quarterly ratios are based upon annualized amounts.

(d)	Net income applicable to common equity divided by total average common stockholders’ equity (i.e., total stockholders’ equity less preferred stock) less identifiable intangible assets (other than MSRs) and goodwill, net of related deferred tax liabilities. The Firm uses return on tangible common equity, a non-GAAP financial measure, to evaluate the Firm’s use of equity and to facilitate comparisons with competitors.

(e)	The Tier 1 common ratio is Tier 1 common capital divided by risk-weighted assets. Tier 1 common capital (“Tier 1 Common”) is defined as Tier 1 capital less elements of capital not in the form of common equity — such as perpetual preferred stock, noncontrolling interest in subsidiaries and trust preferred capital debt securities. Tier 1 common capital, a non-GAAP financial measure, is used by banking regulators, investors and analysts to assess and compare the quality and composition of the Firm’s capital with the capital of other financial services companies. The Firm uses Tier 1 common capital along with the other capital measures to assess and monitor its capital position.

(f)	Estimated.

(g)	Effective January 1, 2010, the Firm adopted new FASB guidance which amended the accounting for the transfer of financial assets and the consolidation of VIEs. Upon adoption of the new guidance, the Firm consolidated its Firm-sponsored credit card securitization trusts, Firm-administered multi-seller conduits and certain other consumer loan securitization entities, primarily mortgage-related, by adding approximately $87.6 billion and $92.1 billion of assets and liabilities, respectively, and decreasing stockholders’ equity by approximately $4.5 billion.